EXHIBIT 99.1



NEWS RELEASE
------------
Date:         May 12, 2004
Contact:      Joe L. Powers
              Executive Vice President
              P.O. Box 141000
              Nashville, TN  37214-1000
Phone:        (615) 902-1300
Fax:          (615) 883-6353
Website:      www.thomasnelson.com

           Thomas Nelson Reports $1.12 Basic Income Per Share
          For Fiscal 2004, Net Income Up 59% Over the Prior Year

Nashville, TN, May 12, 2004 - Thomas Nelson, Inc. (NYSE:TNM) today announced its financial results for the fiscal year and for the fourth quarter ended March 31, 2004:

Net revenues increased 2% in fiscal 2004 to $222.6 from last year's $217.2 million. For the quarter, net revenues advanced 1%, reaching $60.9 million, compared to $60.2 million in the same prior year period.

Net income grew by 59% for fiscal 2004, reaching $16.2 million, compared to $10.2 million in fiscal 2003. The gains in profit are primarily a reflection of improved operating margins. Net income advanced 39% in the fourth quarter, amounting to $4.5 million, compared to $3.3 million a year ago.

Basic income per share for the fiscal year was $1.12, up 58% from fiscal 2003, while diluted income per share was $1.08, an increase of 54%. Basic income per share was $0.31 in the quarter, an advance of 35% from a year ago, whereas diluted income per share was $0.29 in the fourth quarter, a gain of 26%, from fiscal 2003.

The Company's financial condition is excellent. Inventories are down 10% from the prior year, and receivables are slightly below prior-year levels, even though sales have increased. Total debt of $5.3 million compares with a cash position at fiscal year end of $22.8 million.

     "This was our best year ever," stated Sam Moore, Chairman and Chief Executive, "and I expect there will be more good news to report as our new fiscal year progresses. We've spent the past two years concentrating on making the Company as efficient as possible, and we've achieved nine consecutive quarters of year-to-year operating profit margin improvement."

     "At the same time," Mr. Moore continued, "we have deepened our product lines and placed special emphasis on those segments of our market where we believe the likelihood of sales growth is greatest. This step has helped us achieve revenue gains - albeit modest ones - despite one of the worst slow downs in the modern history of American publishing. We look forward to sales growth as the expected general economic recovery unfolds."

     "The combination of an improved cost structure - as indicated by our margins; a greatly improved balance sheet - which gives us great flexibility to invest for growth and seize opportunities; and the most encouraging opportunity for sales growth that we've seen in several years, gives me great optimism for our future," Mr. Moore noted.

     "In addition to strengthening our operations and financial underpinnings, we have also bolstered our management structure by appointing Mike Hyatt as President and Chief Operating Officer," said Mr. Moore.

     "We are the largest Christian publisher in the world," observed Mr. Hyatt, "and the ninth largest publisher overall. I think we have more opportunities now to grow and improve on our leadership standing than at any time in our history. I am proud of our products, our authors, our employees, our financial strength, and our momentum."

     "Our markets are undergoing fundamental changes," said Mr. Hyatt. "Religious bookstores, which are our traditional prime market, are facing intense competitive pressure. They've been our biggest supporters, and we continue to be theirs. At the same time, however, customers for our products have shown great willingness to make purchases wherever they find the best value. We have an obligation to listen to the marketplace and find sensible ways to provide our best-in-category products wherever customers expect to see them."

     Mr. Hyatt continued: "Many great ideas for business expansion have arisen from within our Company. For instance - we have created dedicated operating divisions, our newest of which is WestBow Press, to focus on inspirational fiction. Also, we will be open to making selected strategic investments when they make sense to us from a business logic and financial point of view."

     "I share Sam Moore's optimistic outlook for our future," said Mr. Hyatt. "I expect us to continue building on the strong base his leadership created and to strive for a worthwhile environment for our employees and superior rewards for our shareholders, while continuing our fundamental mission."

     This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may turn out differently. Any one or more of several factors could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: softness in the general retail environment or in the markets for our products, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital, the outcome of any future Internal Revenue Service audits, the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets. These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

     Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CDT on Wednesday, May 12, 2004. Individuals may listen to the call by dialing (800) 946-0785. The confirmation number for the call is 216484. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through May 20, 2004.

     Thomas Nelson, Inc. is a leading publisher, producer and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

     Thomas Nelson's Common stock and Class B Common stock is listed on the New York Stock Exchange (TNM-NYSE).
###



                     THOMAS NELSON, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (000's omitted, unaudited)
                                       Three Months Ended   Twelve Months Ended
                                             March 31,            March 31,
                                       ------------------   -------------------
                                         2004      2003        2004      2003
                                       -------    -------    --------  --------
Net revenues                           $60,912    $60,198    $222,619  $217,217
Costs and expenses:
   Cost of goods sold                   35,281     34,139     129,532   129,378
   Selling, general & administrative    17,660     19,820      63,660    66,852
   Depreciation & amortization             605        552       2,287     2,061
                                       -------    -------    --------  --------
  Total expenses                        53,546     54,511     195,479   198,291
                                       -------    -------    --------  --------
Operating income                         7,366      5,687      27,140    18,926
Other expense (income)                      19        104        (241)      205
Interest expense                           166        644         882     3,026
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                 7,219      5,147      26,017    16,105
Provision for income taxes               2,708      1,879       9,756     5,878
Minority interest                           (1)         6         (34)      (43)
                                       -------    -------    --------  --------
Income from continuing operations        4,512      3,274      16,295    10,184
Discontinued operations:
   Loss on disposal, net of taxes           26        -          (130)      -
                                       -------    -------    --------  --------
Net income (loss)                      $ 4,538    $ 3,274    $ 16,165   $10,184
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,439     14,369      14,404    14,368
                                       =======    =======    ========  ========
    Diluted                             15,493     14,550      14,999    14,596
                                       =======    =======    ========  ========
Net income (loss) per share, Basic:
    Income from continuing operations  $  0.31    $  0.23    $   1.13  $   0.71
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
Net income (loss) per share            $  0.31    $  0.23    $   1.12  $   0.71
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.29    $  0.23    $   1.09  $   0.70
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.29    $  0.23    $   1.08  $   0.70
                                       =======    =======    ========  ========



                       Thomas Nelson, Inc. & Subsidiaries
                          Consolidated Balance Sheets
                                 (000's omitted)
                                                   March 31         March 31,
                                                     2004             2003
                                                 -------------    -------------
                                                  (unaudited)       (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                      $  22,780        $  1,707
    Accounts receivable, less allowances of
      $7,951 and $7,311, respectively                 56,275          56,806
    Inventories                                       30,341          33,637
    Prepaid expenses                                  14,018          13,521
    Assets held for sale                                 -             1,785
    Deferred tax assets                                4,923           5,085
                                                 -------------   -------------
  Total current assets                               128,337         112,541

    Property, plant and equipment, net                13,039          11,630
    Other assets                                       7,285           7,885
    Deferred charges                                   1,754           1,695
    Goodwill                                          29,304          29,304
                                                  -------------   -------------
Total Assets                                        $179,719        $163,055
                                                  =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                $ 19,753        $ 20,218
    Accrued expenses                                  13,278          13,835
    Deferred revenue                                  11,758          11,493
    Dividends payable                                    579             -
    Income taxes currently payable                     1,462           2,379
    Current portion of long-term debt                  3,022           3,622
                                                  -------------   -------------
  Total current liabilities                           49,852          51,547

Long-term debt                                         2,308          22,330
Deferred tax liabilities                                 721             792
Other liabilities                                     24,568           1,311
Minority interest                                          9              43
Shareholders' equity                                 102,982          87,824
                                                  -------------   -------------
Total Liabilities and Shareholders' Equity          $179,719        $163,055
                                                  =============   =============